                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                            OF THE SECOND AMENDED AND
                    RESTATED CERTIFICATE OF INCORPORATION OF
                              L Q CORPORATION, INC.

         L Q Corporation, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of L Q Corporation, Inc., resolutions were duly adopted setting forth a proposed amendment of the Second Amended and Restated Certificate of Incorporation of the corporation, and declaring that such amendment is advisable and that such amendment should be submitted to the stockholders of the corporation for approval. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that numbered Paragraph 1 of Article IX of the Second Amended and Restated Certificate of Incorporation be deleted and replaced with the following:
         The number of directors which shall constitute the whole Board of Directors of the corporation shall be determined in the Second Amended and Restated Bylaws of the corporation (the "RESTATED BYLAWS") as provided therein. The directors of the corporation shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until their respective successors shall have been elected and qualified, subject, however, to their earlier death, resignation, retirement, disqualification or removal from office. The term of office of each director in office immediately after the 2004 annual meeting of stockholders shall expire at the next annual meeting of stockholders of the corporation.

         SECOND: Thereafter, pursuant to resolutions of the corporation's Board of Directors, the amendment was submitted to the stockholders of the corporation for approval at a meeting of stockholders, and such meeting was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by William J. Fox, its President and Chief Executive Officer, and by Melvyn Brunt, its Chief Financial Officer, as of this 22nd day of December, 2004.

                                       L Q CORPORATION, INC.

                                       By: /s/ William J. Fox
                                           -------------------------------------
                                           William J. Fox
                                           President and Chief Executive Officer

Attest:

/s/ Melvyn Brunt
-----------------------
Melvyn Brunt
Chief Financial Officer